UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

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Shutterfly, Inc.
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On June 3, 2015, Shutterfly, Inc. issued the following press release.

SHUTTERFLY TO MAIL LETTER TO STOCKHOLDERS

The Shutterfly Board Urges Stockholders Not to Vote for Marathon’s “Hidden Agenda” to
Produce Short-Term Stock Appreciation at the Expense of Long-Term Value Creation

Shutterfly’s Highly Qualified Board Has Already Taken Action to Address All Issues Raised by Marathon, but Marathon Continues to “Move the Goal Posts”

Leading Independent Proxy Advisory Firm Glass Lewis Recommends That Stockholders “Do Not Vote” For Any of Marathon’s Nominees

Shutterfly Urges Stockholders to Protect Their Investment by Voting FOR ALL of the Company’s
Highly Qualified Director Nominees on the WHITE Proxy Card Today

REDWOOD CITY, Calif. June 3, 2015 – Shutterfly Inc. (NASDAQ: SFLY) announced today that it will mail a letter to stockholders in connection with its upcoming 2015 Annual Meeting of Stockholders, scheduled for June 12, 2015.

On June 2, 2015, leading independent proxy advisory firm Glass Lewis & Co. recommended that Shutterfly stockholders vote for Shutterfly’s director nominees Jeffrey T. Housenbold and James N. White on the WHITE proxy card. The Shutterfly Board unanimously recommends that stockholders vote the WHITE proxy card today “FOR ALL” of Shutterfly’s three highly qualified and experienced director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

The full text of the letter follows:

June 3, 2015

Dear Fellow Shutterfly Stockholder:

The Company’s 2015 Annual Meeting of Stockholders, scheduled for June 12, 2015, is less than two weeks away, and the Shutterfly Board believes that it is imperative that stockholders be fully informed when voting their shares. The Shutterfly Board strongly believes that your vote is essential to keeping Shutterfly on the path to continued success and significant value creation. Shutterfly is uniquely positioned for growth and the Shutterfly management team is committed to delivering balanced top-line and bottom-line expansion for a sustainable, profitable future as it has since its IPO in 2006.

On June 2, 2015, leading independent proxy advisory firm Glass Lewis & Co. recommended that Shutterfly stockholders vote the WHITE proxy card for Shutterfly directors Jeffrey T. Housenbold and James N. White. The Shutterfly Board believes that Glass Lewis, in conducting their analysis, took a thoughtful approach in considering the importance of the proven track record of value creation by the Shutterfly Board and management team, responsiveness to shareholders and continuity of leadership in executing the Company’s strategy for growth.

In its June 2, 2015 report, Glass Lewis noted1:

In our view, the Company’s recent pronouncements appear to largely address what the Dissident has been asking for – namely, that the Company pursue organic growth, margin expansion and a decrease in capital intensity over the next few years. Further, we find that for at least each the past five fiscal years, the Company has generally met or exceeded analysts’ consensus estimates relating to revenue and adjusted EBITDA (source: S&P Capital IQ). Thus, we believe that there is insufficient evidence at this time to suggest that management may not be capable of executing its strategy.

The Shutterfly Board urges you to vote the enclosed WHITE proxy card today “FOR ALL” of Shutterfly’s director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

The Shutterfly Board Urges Stockholders NOT to Vote the Blue Card for Marathon’s “Hidden Agenda”

The Shutterfly Board is calling attention to what it sees as Marathon Partners L.P.’s (“Marathon”) disturbing, short-term “hidden agenda.” Stockholders should be aware that Marathon’s short-term interests may not be aligned with those of ALL Shutterfly stockholders. The Shutterfly Board believes that Marathon’s real objective is to manufacture a potential short-term “pop” in the Company’s stock price to enable Marathon to exit its investment in Shutterfly at the expense of long-term value creation. All stockholders should strongly consider the perils of ceding undue influence to Marathon as they cast their votes for Directors at this year’s Annual Meeting.

Marathon’s Hidden Agenda is to Produce Short-Term Stock Appreciation at the Expense
of Long-Term Value Creation

Although Shutterfly has increased its market capitalization by 350% since Marathon first became a stockholder, the Shutterfly Board believes that Marathon’s Mario Cibelli has put himself, his fund and his own investors in a tenuous position due to Marathon’s concentration in Shutterfly stock. Since September 30, 2013, Mr. Cibelli dramatically increased the weighting of his fund to Shutterfly from less than 15% to nearly 40% of the investment value of the fund, and based on publicly available information, the fund has purchased over $70 million of Shutterfly stock.

The Shutterfly Board strongly believes that Mr. Cibelli is feeling pressure to liquidate Marathon’s position in Shutterfly, much of which consists of shares purchased around the time the stock ran up on rumors of a pending sale.

Shutterfly’s Highly Qualified Board Has Already Taken Action to Address All Issues Raised by Marathon, but Marathon Continues to “Move the Goal Posts”

Through a long and open relationship spanning nearly seven years, Shutterfly has maintained an open dialogue with Marathon. The Shutterfly Board has worked diligently to avoid a costly and disruptive proxy contest, though Mr. Cibelli appears completely uninterested in constructive engagement. Stockholders should be aware that Mr. Cibelli’s public commentary about his efforts to engage with the Shutterfly Board is false and misleading. Time and again, the Shutterfly Board engaged with Mr. Cibelli, listened to his concerns, and took proactive actions to address them. In every case, Mr. Cibelli either added to his “asks,” demanded more changes or ignored the progress made. For example:

•
Mr. Cibelli called for changes to executive compensation. As the Company has repeatedly stated, the Shutterfly Board has made substantial changes to Shutterfly’s executive compensation program – many of which were directly informed by Marathon’s asks. Mr. Cibelli continues to demand new changes – objecting to solutions he himself requested, such as the introduction of a free cash flow per share metric for determining performance-based compensation; falling back on irrational requests such as moving to an ill-advised all-or-nothing compensation plan; and questioning the integrity of our disclosures, such as Marathon’s insinuation that the Shutterfly Board may lower the free cash flow per share target for executive compensation purposes, even though Shutterfly has been clear that the target is a “minimum” such that the only change the Shutterfly Board would approve would be an increase to the stated minimum.

•
Mr. Cibelli indicated that he wanted stockholder representation on the Shutterfly Board: Shutterfly offered (and continues to offer) Mr. Cibelli a seat on the Board and a seat on any Board committee that Mr. Cibelli chooses, plus an additional mutually agreeable candidate to be added to the Shutterfly Board. Marathon continues to rebuff this offer. The Shutterfly Board questions Marathon’s motives as Marathon claims to be giving voice to all Shutterfly stockholders yet has hand-picked two under-qualified candidates who own no more than 150 Shutterfly shares.

•
Mr. Cibelli leveled serious – and completely unfounded – allegations about the integrity of the Shutterfly Board’s 2014 strategic sale process. In its May 13, 2015, letter to stockholders, the Shutterfly Board disclosed details about its exhaustive strategic sale process, conducted with the assistance of best-in-class independent financial and legal advisors. These disclosures should leave no doubt that the Shutterfly Board acted prudently and in the best interests of ALL stockholders. Still, Mr. Cibelli seems to have created an alternative reality where he imagines that CEO Jeff Housenbold purposely quashed the process and that the Shutterfly Board overlooked bids that would have provided compelling value to all Shutterfly stockholders. The reality is that those bids simply did not materialize.

•
Mr. Cibelli demanded that the Company increase its share repurchase program. Shutterfly increased its repurchase authorization to $400 million, or nearly 25% of the Company’s current market value. Despite this significant program (under which $160 million of Shutterfly stock has been repurchased in the last 15 months), Mr. Cibelli is still not satisfied, believing that the Company should add significant debt to its balance sheet for the sole purpose of buying more shares.

•
Mr. Cibelli continues to criticize the Company’s margins, although they are already among the highest margins of public e-commerce companies, despite management’s repeated public disclosures regarding the investment program underway at Shutterfly, and notwithstanding the fact that the Shutterfly Board and management team expect our vision – and the strategy we are executing – will deliver record revenue, adjusted EBITDA and free cash flow in 2015 and improve our margin profile beginning this year and accelerating in 2016.

The Shutterfly Board has repeatedly made meaningful changes to be responsive to Marathon’s asks, yet Marathon continues to change its demands. These actions strongly suggest that Marathon has a hidden agenda.

Marathon’s Activist Track Record Suggests That Its Hidden Agenda Could Destroy Stockholder Value

Marathon’s actions indicate that Mr. Cibelli is interested in only ONE Shutterfly stockholder: Marathon. If he and his hand-picked, under-qualified nominees secure control of over 30% of the Shutterfly Board, we believe that they will aggressively seek to slash investment in the business and borrow substantial sums of money to finance a much larger share buyback that far exceeds the risk a prudent Board should undertake when preserving the competitiveness of the business. These actions will severely impair the Company’s ability to innovate, compete and grow. It would starve the business from the needed investments for continued high-quality customer experience and building the Shutterfly brand for long-term success. Furthermore, we believe that these actions could cause substantial, debilitating attrition among Shutterfly’s management and employee base.

Stockholders should note that this is not the first time Marathon has launched a public campaign against a company in its portfolio. Shutterfly stockholders should consider Marathon’s history with the following companies:

•
Hoover’s Inc.: Marathon unsuccessfully stalled Hoover’s sale to D&B for approximately two months by suing the company and teaming with a private equity fund to make their own bid for Hoover, which they ultimately withdrew.

•
Hearst Argyle Television Inc.: Marathon launched a public campaign to derail Hearst Corp.’s 2007 tender offer for the publicly-held shares at $23.50 per share. Those shares were eventually purchased in 2009 for $4.50 per share.

•
Dover Motorsports, Inc.: Marathon, in an apparent instance of overly concentrating its portfolio in a single company, launched an aggressive public campaign designed to force Dover’s management and Board of Directors into a sale process, prompting Dover’s General Counsel to send a letter, publicly available on the internet, to Marathon calling attention to Mr. Cibelli’s disruptive tactics and in which he further stated:

◦	“Please understand that you have not offered us a single useful idea or unique insight in any of your letters;” and

◦	“The liquidity needs of your fund do not enter into our decision making process.”

In none of its public communications during this proxy contest has Marathon pointed to a strong track record of creating stockholder value. Stockholders should strongly consider the perils of enabling Marathon to pursue its hidden agenda as they cast their votes for Directors at this year’s Annual Meeting.

The Shutterfly Board Possesses Vastly Superior Experience and Qualifications
Compared to Marathon’s Nominees

Beyond the danger of allowing Marathon to execute its hidden agenda, the Shutterfly Board and its nominees are vastly superior choices to those offered by Marathon. The Shutterfly nominees have extensive board and senior executive leadership experience and significant stock holdings in Shutterfly. Marathon’s nominees have almost no experience serving on public boards, have held fewer senior executive corporate positions than the Shutterfly nominees and have offered no coherent operating plan or any effective strategy to create value for Shutterfly stockholders. Further, Marathon’s nominees – other than Mr. Cibelli, who has been repeatedly offered a seat on the Shutterfly Board – have minimal stock holdings.

The Shutterfly Slate	The Marathon Slate
11 Public Board Seats Held (Current and Prior)	1 Public Board Seat Held (Current and Prior)
28 Private Board Seats Held (Current and Prior)	10 Private Board Seats Held (Current and Prior)
136,343 Shares of Shutterfly Beneficially Owned
•    Jeffrey T. Housenbold – 76,776 shares
•    Stephen J. Killeen – 10,652 shares
•    James N. White – 48,915 shares (and collectively with his partners at Sutter Hill Ventures 314,996 shares of Shutterfly stock)
2,035,390 Shares of Shutterfly Beneficially Owned • Mario D. Cibelli (Marathon) – 2,035,095 shares • Marwan Fawaz – 145 shares • Thomas D. Hughes – 150 shares

Since the IPO in 2006 and under the Shutterfly Board’s oversight and Jeff Housenbold’s leadership, Shutterfly has expanded its market capitalization by 5x and delivered total stockholder return of more than 200%. Shutterfly has the right strategy, the right management team and the right board to drive near- and long-term value creation for ALL Shutterfly stockholders.

In contrast to Marathon’s nominees, the Shutterfly Board is highly qualified and experienced. The Shutterfly Board has demonstrated a track record of execution and creating stockholder value and is overseeing execution of management’s plan for continued value creation. The Shutterfly Board’s nine directors, eight of whom are independent, possess distinct knowledge and expertise that are critical to the ongoing successful oversight of the Company’s strategy.

Protect Your Investment – Vote the WHITE Proxy Card Today

By voting for Shutterfly’s experienced nominees, you ensure that the Company can continue on its strategic path forward – a path that offers an opportunity for superior value creation to stockholders.

The Shutterfly Board unanimously recommends that you vote the enclosed WHITE proxy card today “FOR ALL” of Shutterfly’s director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

The Shutterfly Board strongly believes that replacing over 30% of its directors with the members of Marathon’s dissident slate creates needless risk of distraction from execution of the Company’s strategy as well as management attrition, reducing opportunities for future growth and diminishing stockholder value along the way.

Furthermore, by voting the WHITE proxy card, stockholders do not need to take that risk. If none of the Marathon nominees are elected, Shutterfly has agreed to add Marathon’s Mario Cibelli to the Shutterfly Board following the Annual Meeting and work with Marathon to add another mutually acceptable candidate to the Shutterfly Board within six months. Given that commitment, voting the WHITE proxy card is a win-win for stockholders – including those who believe Mr. Cibelli should be appointed to the Shutterfly Board.

Whether or not you plan to attend the Annual Meeting, your vote is critical. You have an opportunity to help protect your investment by voting the enclosed WHITE proxy card today. Please do NOT return or otherwise vote any BLUE proxy cards that you may receive from Marathon, as doing so will revoke your prior vote on the WHITE proxy card.

On behalf of the Shutterfly Board and management team, we thank you for your continued support.

Sincerely,

Philip Marineau	Jeffrey T. Housenbold
Chairman	President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Notice Regarding Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events, including statements about Shutterfly’s business plans, financial performance, compensation programs and board composition for 2015 and beyond. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date of this letter. These forward-looking statements are predictions of future events that involve risks and uncertainties that may cause actual results to vary materially from those predicted. The risks and uncertainties that may cause actual results to differ from those predicted include, among others, economic downturns and the general state of the economy; Shutterfly’s ability to expand its customer base and increase sales to existing customers; Shutterfly’s ability to execute on its strategic plan and restructuring activities, including building and successfully implementing Shutterfly 3.0; Shutterfly’s ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff its operations; the impact of seasonality on the business; Shutterfly’s ability to develop new and innovative products and services and integrate acquired businesses and assets on a timely and cost-effective basis; Shutterfly’s ability to meet production requirements; unforeseen changes in expense levels; competition; volatility in Shutterfly’s stock price; the actions of activist investors and the cost and disruption of responding to those actions, including the effect of the proxy contest on Shutterfly’s relationships with its stockholders and other constituencies and on Shutterfly’s ongoing business operations. Please refer to the “Risk Factors” section of Shutterfly’s filings with the Securities and Exchange Commission, including Shutterfly’s most recent Form 10-K and 10-Q, which are available at www.sec.gov, for more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Shutterfly assumes no obligation to update or revise any forward-looking statements except as may be required by applicable law.

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (NASDAQ:SFLY), visit www.shutterflyinc.com.

Shutterfly Inc.
Media Relations:
Gretchen Sloan, 650-610-5276
gsloan@shutterfly.com
or
Investor Relations:
Jeff Majtyka, 646-759-3635
jmajtyka@shutterfly.com
or
Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Jed Repko
415-869-3950

Source: Shutterfly Inc.

____________________________________________
1 Permission to use quotations neither sought nor obtained.